EXHIBIT 99.1

Important Notice to Directors and Executive Officers
of Consolidated Communications Holdings, Inc.

Blackout Period and Trading Restrictions

The merger (the “Merger”) between SureWest Communications (“SureWest”) and Consolidated Communications Holdings, Inc. (“Consolidated”) will result in an exchange of SureWest common stock (“SureWest Shares”) for shares of Consolidated common stock (“Consolidated Shares”) and cash. This blackout notice (“Blackout Notice”) is being provided in order to notify you that directors and executive officers of Consolidated will be prevented from buying or selling certain Consolidated Shares for a period of time that begins on the closing of the Merger and is presently expected to end during the week of July 8, 2012.

You are subject to this blackout period because of a blackout period being imposed under the SureWest KSOP (the “KSOP” in order to provide for the conversion of SureWest Shares held by the SureWest KSOP common stock fund (the “SureWest Stock Fund”) into Consolidated Shares and cash, contingent upon the closing of the Merger.  Plan participants will be prevented from (1) transferring contributions or account balances into or out of the SureWest Stock Fund; (2) changing contributions directed to the SureWest Stock Fund and (3) requesting withdrawals, loans, or distributions from or making a loan repayment to the SureWest Stock Fund.  This blackout period is presently expected to begin at 10 a.m., Pacific time (1 p.m., Eastern time) on June 20, 2012 and end during the week of July 8, 2012.

Because the KSOP participants are subject to this blackout, Section 306(a) of the Sarbanes-Oxley Act and regulations promulgated thereunder generally require a similar blackout period to be imposed on directors and executive officers.  This means that (i) for the portion of the blackout period the ends on the Merger, SureWest directors and executive officers will be restricted from trading in SureWest Shares and (ii) for the portion of the blackout period that begins on the Merger, Consolidated directors and executive officers will be restricted from trading in Consolidated Shares.

Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Consolidated Shares, if you acquire them or you previously acquired them in connection with your service as a director or employment as an executive officer of Consolidated.  This restriction extends to sales of stock acquired pursuant to awards under the 2005 Long-Term Incentive Plan or the Restricted Share Plan as well as certain transactions under the Consolidated Communications 401(k) Plan (although any standing election under the 401(k) Plan to invest contributions in Consolidated Shares can remain in effect).

In general, any Consolidated Shares you have received or acquired during your tenure as a director or executive officer that are a component of your total compensation are treated as received in connection with your service as a director or employment as an executive officer.  For this purpose, the SEC applies a presumption that any shares or derivative securities sold or transferred during a blackout period have been “acquired in connection with service or employment as an executive officer or director” if the director or executive owned the securities at the time of the transaction unless the director or executive officer can identify the origin of the securities in question.

These restrictions do not apply to any purchases or sales of shares under a trading arrangement that satisfies the affirmative defense conditions of Exchange Act Rule 10b5-1(c) as long as the arrangement is not entered into or changed during the blackout period or while the director or executive officer was aware of the actual or approximate beginning and end dates of the blackout period.  If you have any questions regarding these or other transactions that are exempt from the blackout trading restrictions, please contact the individuals listed below.

The blackout period begins on the closing of the Merger and is presently expected to end during the week of July 8, 2012.  Up-to-date information about the blackout period (and whether it has begun or ended) will be available to you, the SEC, and any other interested party or security holder by contacting Stephen Jones (see below). This information will be made available for an additional two-year period after the end of the blackout period as required by the applicable regulations.

Please note that the blackout period is separate from, and independent of, the normal restrictions that apply to trading in Consolidated Shares by executive officers and directors around the end of the quarter.

Questions regarding this Blackout Notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

Stephen Jones

Vice President, Human Resources

Consolidated Communications

121 South 17th Street

Mattoon, IL 61938

(936) 788-7415